ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                U.S. PAWN, INC.


                                      AND


                            CITY NATIONAL PAWN, INC.

                                     d/b/a

                               CITY NATIONAL PAWN






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                                TABLE OF CONTENTS

1.   Assets To Be Transferred.                                           1
2.   Assets Not To Be Transferred.                                       3
3.   Calculation of Purchase Price.                                      3
4.   Purchase Price and Allocation of Purchase Price.                    3
5.   Payment of Purchase Price.                                          4
6.   Right of Inspection Prior To The Closing Date.                      4
7.   Closing.                                                            4
8.   Contingencies.                                                      4
9.   Covenant of Further Assistance.                                     5
10.  Additional Closing Procedures.                                      5
11.  Liabilities To Be Assumed.                                          5
12.  Possession of Property.                                             5
13.  Seller's Warranties.                                                6
14.  Risk of Loss.                                                       9
15.  Purchaser's Warranties.                                             9
16.  Conduct of Business.                                               10
17.  Trade Secrets.                                                     10
18.  Covenant Not To Compete.                                           11
19.  Indemnification.                                                   11
20.  Seller's Right To Access To Certain Records.                       11
21.  Construction of Agreement.                                         11
22.  Entire Agreement.                                                  12
23.  Broker Commissions.                                                12
24.  Costs.                                                             13
25.  Headings.                                                          13
26.  Notices.                                                           13
27.  Default.                                                           13
28.  Succession and Assignment.                                         13
29.  Execution.                                                         13
30.  Gender.                                                            13

                            ASSET PURCHASE AGREEMENT



     THIS ASSET PURCHASE AGREEMENT (hereinafter "Contract" or "Agreement") is made and entered into this 2nd day of August 1996, (the "Transfer Date") by and between U.S. PAWN ("Purchaser"), and CITY NATIONAL PAWN, INC., d/b/a CITY NATIONAL PAWN (hereinafter called "Seller"), upon the following premises, terms, conditions, considerations and agreements:


                                     PREMISE

     It is recognized that Seller is the owner and operator of a pawnshop store, located at 802 South College Ave., Fort Collins, CO, 80524 which shall hereinafter be referred to as "the pawnshop business". It is further recognized that it is those assets constituting the pawnshop business which are being sold and are those identified in Paragraph 1 and respective exhibits attached hereto. It is intended hereby that whatever right, title and/or interest is owned by each of the parties included in the term "Seller" shall be conveyed to Purchaser hereby.

     1. Assets To Be Transferred. For and in consideration of the purchase price set forth below, and of the mutual covenants and agreements herein contained, Seller agrees to SELL, TRANSFER, CONVEY AND DELIVER to Purchaser, and Purchaser agrees to PURCHASE AND ACCEPT from Seller, the following described property, being intended to describe all of the assets of the pawnshop business located at 802 South College Ave., Fort Collins, CO, 80524 except those excluded in Paragraph 2 below:

          A. All furniture, fixtures, equipment and supplies of Seller located at and used by Seller in the operation of the pawnshop business owned by Seller at the address stated above.

          B. All merchandise inventory owned and/or acquired through Seller's pawnshop business or otherwise located at the address stated above, and all existing rights to the merchandise;

          C. All contracts to purchase and accounts receivable of Seller, together with all promissory notes, contracts to purchase and other evidences of indebtedness owed to Seller arising out of the pawnshop business (including, but not limited to, the contracts to purchase accounts of Seller heretofore furnished to Purchaser for examination), together with all of Seller's rights in and with respect to pawned merchandise securing same. Contracts to purchase inventory consisting of firearms is specifically included in the assets, but title to such inventory shall remain vested in Seller until Purchaser has obtained its own license from the Bureau of Alcohol, Tobacco and Firearms (ATF) for the pawnshop, on which date title to such inventory shall vest in Purchaser;




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          D.   The right of Seller to not engage in any  business  of the nature presently being operated by Seller at the address referred to above, or any business similar thereto or any degree competitive therewith, including any business subject to regulation as a pawnshop by any governmental entity or agency or regulation under the Federal Firearms Act, as hereinafter set out;

          E. All layaway receivables and contracts, together with all promissory notes, contracts and evidences of indebtedness owed to Seller on such layaway receivables and contracts, together with all rights to evidences of indebtedness, claims, choses in action, liens, pledges and other instruments and security of every kind and nature owned by Seller as security for and in any manner securing or collateral to or for said layaway receivables and/or contracts;

          F. All of Seller's right, title and interest in and to the leasehold assets in and upon the premises presently occupied by the pawnshop business located at 802 South College Ave., Fort Collins, CO, 80524.

          G. Goodwill and all compilations and lists of present or former customers and/or borrowers, all mailing lists, all business records (including all records relating to borrowers, loan accounts and contracts heretofore charged off on the books of Seller, and all pawn and inventory records), all telephone numbers, listings and advertisements (including specifically the telephone number(s) set out above presently used by Seller in the pawnshop business), all prepaid expenses, all utility deposits, the right (but not the obligation) to assume Seller's experience rating or other rating with any employment commission or regulatory agency, all transferable and non-transferable licenses and permits (specifically including Seller's pawnshop license), unless otherwise excluded, and all intangibles and other rights and privileges of Seller desirable or useful to Purchaser for the purpose of continuing the pawnshop business of Seller and maintaining and retaining the existing customers and business of Seller, together with the right to use the trade name or assumed name of Seller set out above, any other trade names presently or formerly used by Seller in the pawnshop business, and any name so similar as to require the consent of Seller to its rightful use, for any lawful business purpose. In connection with the right to use such similar name, Seller shall withdraw all Certificates or Notices on file in any recording office in order that the name referred to above or any similar name may be used by Purchaser. Further, Purchaser shall have the right, but not the obligation,


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               to hire any and all of the present employees of Seller. Purchaser shall also have the right, but not the obligation, to assume any rights, privileges or duties under any continuing contracts relating in any way to the operation of the pawnshop business.

     2. Assets Not To Be Transferred. Seller and Purchaser recognize and agree that there is not sold as a part of the pawnshop business, the following described assets:

          A.   Cash on hand;

          B.   Cash in banks;

          C.   Loans to affiliates;

          D.   Employee stockholder notes receivable;

          E.   Vehicles;

          F.   Seller's accounting forms or other work sheets;

          G.   Office furniture in Seller's office;

          H.   Animal Heads;

          I. Store computers (Purchaser will be allowed to use the computers for a period of six months);

     3. Calculation of Purchase Price. The actual contracts to purchase principal balance (the Contract Loan Balance) and the actual inventory cost valuation ( the "Inventory Valuation") shall be verified and determined by an on-the-premises audit and negotiation between the parties. A list of the furniture, fixtures, equipment, pawn transactions and inventory shall be prepared at the time of the audit and attached hereto and incorporated herein by reference as Exhibit "A. The Contract Loan Balance shall be equal to the amount of the current contracts to purchase principal balance, unless Purchaser determines that the Seller's cost exceeds fair market value for that item, in which case the Contract Loan Balance for that item shall be equal to its fair market value thereof. The Inventory Valuation, furniture fixture and equipment valuation shall be equal to the net book value of the inventory furniture fixture and equipment. The purchase price shall be determined by adding the Contract Loan Balance to the Inventory Valuation, furniture fixture and equipment valuation, goodwill, covenant not to compete and trade secret covenants. The sum so obtained shall be the total purchase price.

     4. Purchase Price and Allocation of Purchase Price. The parties have considered and negotiated the purchase price and allocation of the purchase price. It is agreed and understood that the total purchase price and allocation of the purchase price shall be set forth in Exhibit "B" which will be completed prior to the closing. Seller and Purchaser each agree to use the Exhibit "B" allocations in reporting this transaction to any federal, state or local taxing authorities.


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     5.   Payment of Purchase Price. As consideration for the sale of the assets described in Paragraph 1 above, Purchaser agrees to pay, the total purchase price as follows:

          A. $225,000.00 shall be paid by cashier's check on the transfer date.

          B. The remaining balance due shall be paid by Purchaser's Company check, the receipt and sufficiency of which is hereby acknowledged by Seller, except that $3,000.00 shall be held by Purchaser in escrow for 60 days for payment of any unforeseen expenses arising from Seller's operation of the business prior to the transfer date.

          C. In the event that Purchaser does not obtain a pawnshop license to operate said businesses located at 1312 South Greeley Highway, Cheyenne, WY 82007, 1958 Dell Range Blvd. Cheyenne WY 82009 and 802 South College Ave., Fort Collins, CO, 80524 all funds paid to Seller hereunder and under the Asset Purchase Agreement for the 1312 South Greeley Highway, Cheyenne, WY 82007, 1958 Dell Range Blvd. Cheyenne WY 82009 stores shall be returned to the Purchaser. Seller shall also pay to Purchaser all monies paid by Purchaser for Contracts to Purchase and inventory while Purchaser was operating aforesaid stores.

     6. Right of Inspection Prior To The Closing Date. The Purchaser shall have the right to inspect and physically audit the assets prior to the Transfer Date, to confirm the representations made herein by Seller to Purchaser. If the results of the audit are unacceptable to Purchaser, then in its sole discretion, Purchaser may cancel this Agreement or modify the purchase price or calculation thereof.

     7.   Closing. Closing will be on the Transfer Date.;

     8. Contingencies. The asset purchase agreement will be specifically contingent upon the following:

          A. Approval of the transfer of the pawnshop license to Purchaser pursuant to the provisions of applicable ordinances or laws in the municipality or county where the pawnshop is located except as provided in paragraph 5 C. The transfer fee shall be paid by Purchaser.

          B. Seller and Purchaser executing a new lease for the store located at 802 South College Ave., Fort Collins, CO, 80524 in a form and pursuant to terms reasonably acceptable to Purchaser.

          C. The execution of a management agreement for firearms transaction by Purchaser and Seller.

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          D.   At the time of the inventory, the Seller must have an approximate
               Contract Loan balance of $115,117.00 and inventory with an approximate value (net book value) of $72,956.00.

     9. Covenant of Further Assistance. Without additional consideration, Seller agrees to aid, assist and cooperate with Purchaser in all respects in the orderly transfer to Purchaser of the business operations of Seller, and to use all reasonable efforts to the end that Purchaser shall realize a maximum retention of the customers and general business and goodwill of Seller. Seller specifically agrees to take all steps to complete all instruments, and to do everything necessary or beneficial to assist in the orderly and fully effective transfer of the business and assets covered hereby to Purchaser.

     10. Additional Closing Procedures. Additional closing procedures, upon the execution hereof, are agreed to be as follows:

          A. Possession and title to all assets, except firearms contracts to purchase, purchased hereunder shall pass to Purchaser as of the Transfer Date so that Purchaser may thereafter commence its business operations with all assets sold hereunder;

          B. Upon the execution hereof and at any time thereafter, Seller shall and does hereby agree to execute and deliver any other releases, instruments, or documents required to complete any legal requirements for the transfer of title to any assets sold hereunder, consistent with the terms of this Agreement.

     11. Liabilities To Be Assumed. It is specifically agreed and understood that Purchaser does not and shall not assume any accounts payable of Seller, nor any other obligations, liabilities or duties of Seller arising out of or in any way connected with Seller's activities and/or the operation of the pawnshop business prior to the Transfer Date, except as specifically set forth herein and those obligations in connection with contracts to purchase and accounts receivables (layaways) which shall include, but not be limited to, the accounts receivable deposits. Purchaser shall assume certain utility obligations; provided, however, that such utilities shall be prorated and paid by Seller at the Closing Date. Seller agrees to indemnify Purchaser from any outstanding debts of Seller; provided Purchaser shall afford Seller thirty (30) days in which to pay, compromise, or defend any claim that may be a lien on the assets herein sold.

     12. Possession of Property. Possession of all property sold hereunder shall be effectively transferred to Purchaser as of the Transfer Date and title to all such property, except firearm contracts to purchase, shall be and has been delivered on the same date. It is recognized that Seller has been operating a pawnshop business on the above-described premises which Purchaser intends to continue operating, and in connection therewith, the following additional agreements are made:

          A. All income earned before the Transfer Date shall be credited or received by Seller, and all income earned or accrued after the Transfer Date shall be credited and received by Purchaser;


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

          B. All expenses incurred or benefitting operations before the Transfer Date shall be paid by Seller, and all expenses incurred thereafter shall be paid by Purchaser;

          C. Both parties agree to cooperate with each other so that there is an orderly transfer of the business operations of the pawnshop business, collection of all applicable income of each party, and the payment of all applicable expenses attributable to each party in accordance with this Agreement. All income collected by one party attributable to the other shall, upon receipt, be immediately remitted to the other party entitled to the income. Any expenses attributable to one party presented for payment after the Transfer Date shall be immediately paid by the party owing such expense in accordance herewith, or such party shall immediately reimburse the other party for any such expense paid by such other party upon accounting therefor.

     13. Seller's Warranties. Seller, and if there is more than one, then each of them as Seller, individually and collectively, jointly, and severally, all hereby make the following representations, warranties, and guarantees to Purchaser, which representations, warranties, and guarantees are in addition to and not exclusive of any other representations, warranties, or guarantees made elsewhere in this
          Agreement:

          A. All contracts to purchase accounts, accounts receivable, notes and other evidences of indebtedness reflected by Seller's books and records as owed to and owned by Seller and which are being transferred and sold to Purchaser represent bona fide assets of Seller and bona fide transactions between Seller and the respective parties to such transactions. Seller's books and records, which are being delivered to Purchaser, contain an accurate record of the amount loaned, the lawful finance charge and other lawful charges, if any, to accrue thereon, renewals, if any, and an accurate description of the pledged goods, and all contracts to purchase accurately reflect the lawful finance charge and other lawful charges, if any, applicable to the transaction and merchandise pawned. All pawned merchandise reflected by Seller's books and records is physically present on the pawnshop premises at the address referred to above, and all such merchandise is available for redemption or sale, as the case may be;

          B. Seller has complied with the provisions of state statute C.R.S. ss. 12-56-101 et. seq. and the Pawnbroker provisions of Fort Collins Municipal Code;



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          C.   Seller is the owner of the  pawnshop  business  and all assets of every kind and nature being transferred to Purchaser hereunder, and has good and marketable title to and the absolute right to sell, assign, convey, transfer and deliver to Purchaser the pawnshop business and such assets, free and clear of any contracts, interests, security interests, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements or other rights of any party whatsoever of every kind and character. Upon payment of the purchase price in accordance with this Agreement, good and marketable title to all such assets, except firearm contracts to purchase, shall be and has become vested in Purchaser, free and clear of any contracts, interests, security
               interests,   claims,   liens,   pledges,   penalties,    charges,
               encumbrances, buy-sell agreements or other rights of any party whatsoever;

          D. No refunds, repayments or claims of any nature are now due or will become due and payable relating to any transactions of Seller, and all transactions of any nature have been entered into and/or completed in accordance with all applicable statutes, laws, rules, codes, regulations, and ordinances;

          E. Seller is not a party to, nor is there any threat of any action, lawsuit, claim or proceeding, whether judicial or administrative, arising out of, in connection with, or in any way affecting any of the business, assets or property being transferred under or in connection with the terms of this Agreement;

          F. There are no judgments, liens, claims, bankruptcy proceedings, encumbrances, charges, demands, bankruptcy holds, police holds, restitution owed to Seller, or security interests in effect or outstanding against Seller. If there are any police or bankruptcy holds, Seller will reimburse Purchaser for the current Contract Loan Balance (or fair market value if there is not a current Contract Loan Balance) of each hold;

          G. Seller has not entered into any other currently valid or existing contract relating to or affecting the business and assets sold and conveyed pursuant to the terms of the Agreement;

          H. Seller has not been, is not presently, and has no reason to anticipate being considered, in violation of any statute, rule, ordinance, regulation, decision, charge or order of any Court or official or administrative body, nor is any type of action or proceeding pending or threatened against Seller that could in any respect affect the business and/or assets being transferred pursuant to the terms of this Agreement;



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          I.   Seller  has  paid all ad  valorem,  FICA,  payroll,  withholding, sales, income and unemployment insurance taxes owed to date, except those not currently due and payable, and any taxes which later become due and owing and are attributable to Seller's ownership and/or operation of the pawnshop business prior to the Transfer Date will be paid by Seller when due, and Seller will comply with all requirements under all applicable tax law. No deficiency assessment or proposed adjustment of Seller's United States or Colorado taxes is pending, and Seller has no knowledge of any proposed liability for any tax to be imposed upon Seller or the Assets, for which there is not an adequate reserve reflected in the financial information provided by Seller to Purchaser;

          J. There are no agreements with any labor union, other labor organization or labor representatives applicable to or covering the employees of Seller, nor are any discussions or negotiations in anticipation of any such agreement presently under way or anticipated, nor has there been any request made to enter any such negotiations or to hold any type of election relating to employer/employee relations or bargaining;

          K. There are no oral or written agreements of employment with any employee of the pawnshop business which are not terminable at will with liability for such termination;

          L. Seller has made no commitment to past or present employees regarding expenses, pension, profit sharing or any other type of compensation, benefit, option, remuneration or reimbursement;

          M. Seller has complied with all applicable federal and state wage and hour laws and regulations.

          N. Purchaser will suffer no loss, cost or expense because of the non-compliance of the parties hereto with any bulk transfer statute or law;

          O. Seller has full power and authority to execute and perform this Agreement. All necessary action has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transaction contemplated hereby. This Agreement has been duly executed and delivered and is a valid and binding obligation of Seller, enforceable in accordance with its terms. No consent, waiver, approval or authorization of, or declaration, designation, filing, registration or qualification with, any governmental or regulatory authority, or any other third party, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the


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               transaction contemplated hereby, or to preserve for Purchaser any rights and benefits enjoyed by Seller on the date hereof following the consummation of this transaction;

          P. The execution, delivery and performance of this Agreement by Seller will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or with the passage of time or by the giving of notice, constitute a default, or result in the creation of any lien, charge, claim or encumbrance upon any of the properties or assets of Seller covered hereby, under any contract, indenture, mortgage, deed of trust, agreement or other instrument to which Seller is a party or by which any of the property covered hereby may be bound or affected;

          Q. The representations, warranties, and guarantees contained in this Agreement and all information contained in any exhibits hereto, and any other written documents furnished by Seller in connection with the transaction contemplated hereby are true and correct in all material respects. There are no facts known to Seller, which are not also known to Purchaser, or generally known in the pawnshop industry, which materially adversely affect or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the pawnshop business or the condition, properties, assets, operations or prospects of the pawnshop business.

          R. The premises currently occupied by seller satisfies all local ordinances and Colorado statutes and seller has complied in all material respects with all environmental laws, including hazardous or toxic waste disposal laws and regulations applicable to Seller and its business.

     14. Risk of Loss. SELLER shall assume all risk of loss of the assets to be sold due to destruction or damage due to fire or other casualty up to the time of closing. PURCHASER shall have no right to terminate this Agreement and waives any claims for damages against SELLER if the business is curtailed or interrupted prior to closing by loss, destruction, damage due to fire or other casualty, or condemnation. In the event of damage to the assets to be conveyed, Seller at Seller's option may either declare this Agreement void or enforce this sale with a pro-rata adjustment for the conveyance of the non-damaged or partially damaged assets.


     15.  Purchaser's   Warranties.   As  an  inducement  to  Seller  hereunder,
          Purchaser represents and warrants to Seller that:

          A. Purchaser is a Colorado Corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with the authority to own, purchase and acquire Seller's assets as described herein.



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

          B.   This Agreement has been validly authorized by Purchaser.

          C. Purchaser will apply forthwith to the appropriate authorities to transfer or acquire a new pawnshop license in the name of the Purchaser.

     16. Conduct of Business. Up to and until the Transfer Date, Seller shall continue to conduct its business and shall use reasonable efforts to maintain its business relationships in the ordinary course and shall not, without the prior written consent of Purchaser, take the following actions which would adversely affect the Assets of the pawnshop:

          A.   borrow any money;

          B. enter into any agreement with any customer other than in the ordinary and usual course of business;

          C. incur any liability other than in the ordinary course of business or in connection with the performance or consumption of this agreement;

          D.    encumber or permit to be encumbered any of the assets;

          E. dispose of any assets other than inventory which may be disposed of in the ordinary course of business;

          F. enter into any lease or contract for the purchase of any property, real or personal.

     17. Trade Secrets. As further consideration for the purchase price provided for in Paragraph 4, Seller recognizes and acknowledges that any and all compilations and lists of Seller's customers are valuable, special and unique assets of the pawnshop business. Seller covenants that Seller will not, directly or indirectly, for a five year period from the date of this Agreement, or from the date of a final judgment of a Court of competent jurisdiction enforcing this covenant, whichever is later, disclose any compilation or list or identity of Seller's customers or any part thereof, or any information of any kind, nature or description concerning any matters affecting or relating to the pawnshop business, its manner of operations, its plans, processes, or other data of any kind, nature or description, to any person, firm, corporation, association or other entity (other than Purchaser, its agents and employees, and except as required by law) for any reason or purpose whatsoever. The parties hereto stipulate that as between them and the successors and assigns of the Purchaser, all such items of information are important, material, confidential, valuable, special unique assets that greatly affect the effective and successful conduct of the pawnshop business and its goodwill and disclosure of all such items of information will constitute a breach of this Agreement. In the event that Seller violates or threatens to violate or cause Purchaser to believe Seller may violate any of the provisions of this paragraph, Seller specifically understands and agrees that Purchaser shall be entitled to an injunction from any Court having competent jurisdiction to legally enforce the covenants and agreements stated herein, without prejudice to any of the other rights or remedies which Purchaser may have and without the necessity of Purchaser having to allege or prove irreparable harm or injury or the absence of an adequate remedy at law. The existence of any claim or cause of action of any kind of Seller against Purchaser, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants in this paragraph by Purchaser.

     18. Covenant Not To Compete. As further consideration for the purchase price provided for in Paragraph 4 herein, Seller, for a five-year period (the Non- Competition Period), shall not open, own, engage in, consult, promote, advise or otherwise operate in any manner, any form of business which competes directly or indirectly with any pawnshop, jewelry or firearms business (collectively, the "Specified Businesses") operated by Purchaser, in any area or location within a ten-mile radius of Seller's store located at 802 South College Ave., Fort Collins, CO, 80524 and Purchaser's stores. With respect to Customers, during the Non- Competition Period, Seller will not, directly or indirectly, make any statement, written or oral, or perform any other act or omission which is, or is likely to be, materially detrimental to the goodwill of Purchaser. The parties hereto stipulate that Seller is presently connected with and conducting the pawnshop business at the address stated above and that the restricted territory and Non-Competition Period specified herein are reasonable, and that the restrictions are not oppressive to Seller and do not deprive the public of competition or of needed goods or services. The parties hereto further stipulate that this restrictive covenant is necessary to protect the business that is being sold to Purchaser. In the event that Seller violates or threatens to violate or cause Purchaser to believe Seller may violate any of the provisions of this paragraph, Seller specifically understands and agrees that Purchaser shall be entitled to an injunction from any Court having competent jurisdiction to legally enforce the covenants and agreements stated herein, without prejudice to any of the other rights or remedies which Purchaser may have and without the necessity of Purchaser having to allege or prove irreparable harm or injury or the absence of an adequate remedy at law. The existence of any claim or cause of action of any kind of Seller against Purchaser, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants in this paragraph by Purchaser.

     19. Indemnification. Seller and Purchaser, and if there is more than one, then each of them as Seller and Purchaser, individually and collectively, jointly and severally, agrees to fully indemnify and save and hold each other harmless of and from any and all loss, costs, or expense, of any type or nature and whensoever or howsoever incurred, as a result of any breach of any warranty, representation, covenant, guarantee, promise or agreement contained in this Agreement or any instrument referred to in this Agreement or any instrument executed pursuant to this Agreement. Such indemnity and covenant to hold harmless shall include, but not be limited to, attorneys' fees incurred with or without litigation, court costs, witness fees, travel expenses, direct or indirect losses and overhead costs and payments to third parties in settlement of any claim or judgment against Seller and/or Purchaser by a creditor of or claimant against Seller or Purchaser seeking to enforce against Seller and/or Purchaser any claim against Seller and/or Purchaser as a result of or in any way arising from Purchaser's purchase hereunder.

     20. Seller's Right To Access To Certain Records. It is agreed that Seller shall have, upon reasonable notice, the right of reasonable access to the accounts, books, records and other information being transferred to Purchaser to meet any requirements imposed upon Seller by any statute, code, or rule of law. Purchaser shall not be required to keep or maintain such items longer than it normally retains its own such items.

     21. Construction of Agreement. This Agreement shall be construed under and in accordance with the laws of the State of Colorado, even if executed elsewhere, and even if pertaining to a business located elsewhere. All of the terms, agreements, covenants, warranties, representations, promises and conditions contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and shall survive the closing hereunder and the Transfer Date. In case any one or more of the provisions contained in this Agreement or any instrument(s) executed pursuant to the terms of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, and specifically, with reference to the non-disclosure and/or non-competitive covenant contained in the Agreement, the parties hereto specifically agree that, in the event any Court of appropriate jurisdiction should determine that any portion or provision of any part of the language setting out such agreed to non-disclosure and/or non-competitive covenant is invalid, unenforceable or excessively restrictive, the parties agree that any such Court shall, and the parties agree to request such Court to, rewrite such provision in order to make such portion or provision legal, enforceable and acceptable to such Court to the maximum extent permissible under the law actually applied to determine the validity or reasonableness of any such provision.

     22. Entire Agreement. This agreement and the documents and papers executed in accordance with the provisions herein at time of closing embrace and include the entire transaction between the parties hereto. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, warranties, covenants, guarantees, promises or other agreements, oral or otherwise, have been made by any party, or by anyone acting on behalf of any party, which are not embodied herein, and that no representation, inducement, warranty, covenant, guarantee, agreement, statement or promise not contained in this writing shall be valid or binding or of any force or effect. However, notwithstanding any investigation by Purchaser of the accounts, books, records, or any other business of Seller, Purchaser shall be entitled to rely upon all agreements, covenants, promises, warranties, representations, and guarantees of Seller contained in this Agreement. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all of the parties hereto.

     23. Broker Commissions. Seller represents and warrants that it has not incurred any obligation to pay any brokerage commission or finder's fee with regard to the transaction contemplated by this Agreement, and Purchaser represents and warrants that any commission or other compensation payable to any broker(s) engaged by it will be borne by Purchaser. Purchaser hereby agrees to fully indemnify Seller, and Seller hereby agrees to fully indemnify Purchaser, from and against any and all liability (including, without limitation, reasonable attorneys' fees and other costs of defending any such liability and enforcing its indemnification) for payment of any commission, fee or other compensation in the nature of a brokerage's commission or finder's fee to any person, firm, or corporation claiming to have acted on behalf of such indemnifying party in connection with the transaction contemplated by this Agreement.

     24. Costs. Purchaser and Seller shall each pay their own expenses and costs (including, without limitation, all accountants' and attorneys' fees) in connection with the negotiation, preparation and consummation of this Agreement and the transaction contemplated hereby.

     25. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     26. Notices. Any notices required or permitted to be given pursuant to this Agreement must be in writing and may be given by registered or certified mail, shall be deemed to have been given and received forty-eight (48) hours after a registered or certified letter containing such notice, properly addressed with postage pre-paid, is deposited in the United States mail; and if given other than by registered or certified mail, it shall be deemed to have been given when actually delivered to and received by the party to whom addressed. Notice shall be given to the parties hereto at the addresses to be designated by their signatures.

     27. Default. If any action, at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees from the other party or parties, which fees may be set by the Court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

     28. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

     29. Execution. This Agreement may be executed in separate or multiple counterparts, each of which shall be deemed an original, but all of which together shall be considered as one and the same Agreement.

     30. Gender. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 2nd day of August, 1996.



SELLER'S ADDRESS:
                                           /S/  MARK BOHLINGER
3020 Iron Mountain Road                    ------------------------------------
Cheyenne, WY 82009                         Mark Bohlinger, President
                                           CITY NATIONAL PAWN, INC., Seller

                                            /S/  MELVIN WEDGLE
                                            -----------------------------------
                                            MELVIN WEDGLE, President
                                            U.S. PAWN, INC., Purchaser



                                            /S/  CHARLES C. VAN GUNDY
                                            -----------------------------------
                                            CHARLES C. VAN GUNDY,
                                            Chief Financial Officer

PURCHASER'S ADDRESS:

7215 Lowell Blvd
Westminster, CO 80030

Attn:  Melvin Wedgle

                                   EXHIBIT "B"



                                     PART II
                       ASSET AND PURCHASE PRICE ALLOCATION



1.   Total Purchase Price                                     $ 225,000.00
                                                                ----------

       A.    Inventory                                        $  75,301.88
                                                                ----------
       B.    Contract Loans                                   $ 118,872.60
                                                                ----------
       C.    Furniture, Fixtures and Equipment                $  12,632.00
                                                                ----------
       D.    Less Layaways                                    $   2,743.00
                                                                ----------

       F.    Subtotal (A + B + C - D)                         $ 204,063.48
                                                                ----------

       G.    Remaining to be allocated (1-F)                  $  20,936.52
                                                                ----------

       H.    Non-Compete and Trade Secrets
              (24% x G)                                       $   5,000.00
                                                                ----------
       I.    Goodwill (76% x G)                               $  15,936.52
                                                                ----------
2.   Total [F + H + I]  (1 must equal 2)                      $ 225,000.00
                                                                ----------



SELLER:                                      PURCHASER:

CITY NATIONAL PAWN, INC., d/b/a              U.S. PAWN, INC.
CITY NATIONAL PAWN


By: /S/  MARK BOHLINGER                      By: /S/  MELVIN WEDGLE
   -------------------------------               ------------------------------
    Mark Bohlinger                                Melvin Wedgle
    President                                     President


                                             By: /S/  CHARLES C. VAN GUNDY
                                                  -----------------------------
                                                  Charles C. Van Gundy
                                                  Chief Financial Officer